Exhibit 10.1
STOCK PURCHASE AGREEMENT
by and among
Rural Hospital Acquisition, LLC, as Seller
One Cura Wellness Trust, Inc., as Buyer
RHA Anadarko, LLC
and
RHA Stroud, LLC
Dated: April 1, 2011

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EXHIBITS

Exhibit A — Anadarko Note
Exhibit B — Stroud Note
Exhibit C — Employment Agreement
Exhibit D — Staff Leasing Agreement
Exhibit E — Management Services Agreement
Exhibit F — Allocation Statement

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 1, 2011, by and among ONE CURA WELLNESS TRUST, INC., a California not-for-profit corporation (“Buyer”), RHA ANADARKO, LLC, an Oklahoma limited liability company (“RHA Anadarko”), RHA STROUD, LLC, an Oklahoma limited liability company (“RHA Stroud”), and RURAL HOSPITAL ACQUISITION LLC, an Oklahoma limited liability company (“Seller”). Buyer, RHA Anadarko, RHA Stroud and Seller are referred to individually as a “Party” and collectively as the “Parties.”
R E C I T A L S
Seller currently owns all of the issued and outstanding Shares of RHA Anadarko, which are designated as preferred and common shares (the “Anadarko Shares”).
Seller currently owns all of the issued and outstanding Shares of RHA Stroud, which are designated as preferred and common shares (the “Stroud Shares”). The Anadarko Shares and the Stroud Shares are sometimes collectively referred to herein as the “Shares.”
Buyer desires to purchase and acquire all of the Shares from Seller, and Seller desires to sell, transfer and convey to Buyer, the Shares, all in accordance with terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
ARTICLE 1

DEFINITIONS
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
“Agreement” has the meaning set forth in the preamble above.
“Allocation Statement” has the meaning set forth in Section 4.8.
“Anadarko Note” has the meaning set forth in Section 2.2(a) below.
“Anadarko Shares” has the meaning set forth in the Recitals.
“Buyer” has the meaning set forth in the preamble above.
“Closing” has the meaning set forth in Section 2.3 below.
“Closing Date” has the meaning set forth in Section 2.3 below.

“Code” means the Internal Revenue Code of 1986, as amended.
“Companies” means RHA Anadarko and RHA Stroud, collectively.
“Confidential Information” means any information concerning the business and affairs of the Companies not already generally available to the public.
“Debt” means: (a) any indebtedness for borrowed money; (b) any unpaid interest and bank fees owing on any such indebtedness; (c) any obligations in respect of capitalized leases (calculated in accordance with GAAP) and obligations for the deferred purchase price of goods or services (other than trade payables incurred in the Ordinary Course of Business); (d) any obligations in respect of banker’s acceptances or letters of credit; and (e) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (d) of any other Person secured by any Lien on any assets of either of the Companies, even though the Companies have not assumed or otherwise become liable for the payment thereof, but excluding customer deposits and interest payable thereon in the Ordinary Course of Business; (f).
“Employment Agreement” has the meaning set forth in Section 4.4 below.
“Existing Notes” has the meaning set forth in Section 2.2(c) below.
“First Physicians Realty Group” has the meaning set forth in Section 2.2(c) below.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than: (a) liens for Taxes not yet due or payable or for Taxes that either of the Companies are contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established, and (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, all of which do not individually, or in the aggregate, affect the value of either of the Companies’ assets or interfere with the conduct of the business of either of the Companies.
“Management Services Agreement” has the meaning set forth in Section 4.6 below.
“Material Adverse Effect” or “Material Adverse Change” means any effect or change that individually or in the aggregate would be materially adverse to the business, assets (including intangible assets), liabilities, or financial condition or results of operations of either of the Companies, or to the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to: (1) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (2) changes in United States laws, rules, regulations, orders, or other binding directives issued by any governmental authority, to the extent such change, event, development or effect described in this clause does not directly impair or render either of the Companies substantially inoperative, (3) the industry in which Seller operates and the United States economy as a whole, to the extent such change, event, development or effect described in this clause does not directly impair or render either of the Companies substantially inoperative or have a disproportionate effect on the Companies, or (4) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby; and (b) any adverse change in or effect on either of the Companies that is cured by Seller before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated by Buyer pursuant to Section 6.1 hereof.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.
“New Notes” means the Anadarko Note and the Stroud Note, collectively.
“Party” or “Parties” has the meaning set forth in the preamble above.
“Permit” means any license, franchise, consent, permit, certificate, certificate of occupancy, order, authorization, approval or registration with any domestic or foreign governmental body.
“Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
“Pre-Closing Tax Periods” has the meaning set forth in Section 4.7(a) below.
“Purchase Price” means the New Notes and the cancellation of the Existing Notes.
“RHA Anadarko” has the meaning set forth in the preamble above.
“RHA Stroud” has the meaning set forth in the preamble above.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Seller” has the meaning set forth in the preamble above.
“Shares” has the meaning set forth in the recitals above.
“Staff Leasing Agreement” has the meaning set forth in Section 4.5 below.
“Straddle Tax Periods” has the meaning set forth in Section 4.7(b) below.
“Stroud Note” has the meaning set forth in Section 2.2(b) below.
“Stroud Shares” has the meaning set forth in the Recitals.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiaries” shall include all Subsidiaries of such Subsidiaries.
“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
ARTICLE 2
PURCHASE AND SALE OF SHARES
Section 2.1 Basic Transaction. On and at the Closing, subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Shares, free and clear of all Liens, other than the restrictions applicable to the Shares under the Securities Act.
Section 2.2 Purchase Price; Buyer’s Deliveries at Closing. Buyer agrees to deliver, or will cause the Companies to deliver, to Seller at Closing the following:
(a) a promissory note in the amount of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) issued by RHA Anadarko to the Seller, the form of which is attached hereto as Exhibit A (the “Anadarko Note”);
(b) a promissory note in the amount of Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000) issued by RHA Stroud to the Seller, the form of which is attached hereto as Exhibit B (the “Stroud Note”); and

(c) the originals of those certain Promissory Notes (the “Existing Notes”), issued by First Physicians Realty Group, LLC, a Delaware limited liability company (“First Physicians Realty Group”), in favor of RHA Anadarko and RHA Stroud, marked “paid in full.” Buyer agrees that the cancellation and forgiveness of the Debt evidenced by the Existing Notes shall constitute a portion of the consideration paid to Seller, through First Physicians Realty Group, Seller’s Subsidiary, for the Shares;
(d) a letter agreement of release whereby all intercompany Debt and payables between and among the Companies, the Seller and any of their Subsidiaries and/or Affiliates are canceled and released, including, without limitation, the intercompany receivables owed by Seller to each of the Companies, and the payables due from the Companies to First Physicians Capital Group, Inc. for previous capital advances; and
(e) the various agreements, certificates, instruments, and documents referred to in Section 5.2 below.
Section 2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, commencing at 10:00 a.m. pacific standard time on the business day following the satisfaction or waiver of all conditions of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 11:59 p.m. on such date.
Section 2.4 Seller’s Deliveries at Closing. At the Closing, (a) Seller will deliver to Buyer the certificates representing all of the Shares, with share powers executed in blank attached thereto; and (b) Seller will deliver to Buyer the various agreements, certificates, instruments, and documents referred to in Section 5.1 below.
Section 2.5 No Representations and Warranties. Buyer acknowledges that the Shares are being sold “as-is”, without, except as expressly set forth herein to the contrary, any warranties, express or implied, of any kind from Seller. Seller expressly disclaims any representations and warranties with respect to the Shares or the Companies, except as specifically set forth in this Agreement. Further, upon the Closing of the purchase of the Shares, Buyer waives any claim it may have against Seller as to matters related to the Shares or Seller. Upon Closing, Buyer shall assume the risk that adverse matters may not have been revealed by Buyer’s investigations, and Buyer, upon Closing, shall be deemed to have waived, relinquished and released Seller (and Seller’s officers, directors, shareholders, employees and agents) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) of any and every kind or character, known or unknown, which Buyer might have asserted or alleged against Seller (and Seller’s officers, directors, shareholders, employees and agents) at any time by reason of or arising out of any latent or patent physical conditions, violations of any applicable laws and any and all other acts, omissions, events, circumstances or matters regarding the Shares and the Companies, except any such claim, demand, cause of action, loss, damage, liability, cost or expense arising out of any breach by Seller of any representation or warranty expressly set forth in this Agreement or the documents executed at Closing pursuant to Article 5 hereof. The provisions of this Section 2.5 shall survive Closing.

ARTICLE 3
PRE-CLOSING COVENANTS
The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.
Section 3.1 General. Each of the Parties will use its best efforts to take and cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7 below).
Section 3.2 Notices and Consents. Seller will cause each of the Companies to give any notices to third parties and to obtain those third party consents and other items as may be required by Applicable Laws to be given or obtained for the consummation of the transactions contemplated by this Agreement.
Section 3.3 Operation of Business. Until the Closing, Seller shall cause the Companies, unless Buyer shall otherwise consent in writing or except as otherwise specifically contemplated by this Agreement:
(a) to operate only in the Ordinary Course of Business;
(b) not to amend or modify the articles of incorporation, bylaws, certificate of formation, operating agreement or other organizational documents of either of the Companies;
(c) not to issue or sell any equity securities or any option, warrant or other right to purchase or subscribe for equity securities or any obligation convertible into or exchangeable for any of its equity securities or to make any changes (by split-up, combination, reorganization or otherwise) in the outstanding Shares of either of the Companies;
(d) not to sell, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any of their material physical assets, except for dispositions of assets and inventories in the Ordinary Course of Business;
(e) not to incur any material obligations for borrowed money or purchase money indebtedness, or Debt (including, but not limited to, obligations relating to letters of credit) whether or not evidenced by a note, bond, debenture or similar instrument;
(f) to collect their accounts receivable in the Ordinary Course of Business;
(g) not to pay accrued liabilities or accounts payable or prepay any expenses or other items, each other than in the Ordinary Course of Business; and

(h) not to agree in writing or otherwise to take any action that would constitute a violation of any of the foregoing.
Section 3.4 Access. Seller will provide, and will cause the Companies to provide, to the employees, attorneys, accountants or other authorized representatives of Buyer reasonable access during normal business hours to the business, employees, real estate, facilities and books and records of the Companies, so as to afford Buyer full opportunity to make such review, examination and investigation of the Companies as Buyer determines is reasonably necessary in connection with the consummation of the transactions contemplated hereby and during such period shall furnish, as promptly as practical, to Buyer and its representatives any information they may reasonably request; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of the Companies.
Section 3.5 Exclusivity. Seller will not, and Seller will not cause or permit either of the Companies or any of their respective officers, directors, managers or advisors to, directly or indirectly, solicit, initiate, encourage, negotiate with, engage in discussions with, accept any proposal or offers from, or provide any information or access to any Person relating to the acquisition of all or substantially all of the equity securities or assets of either of the Companies (including any acquisition structured as a merger, consolidation, or share exchange). Seller will advise Buyer as promptly as possible of any inquiries or proposals with respect to such an acquisition and will provide Buyer with the details thereof and their response thereto.
ARTICLE 4
POST-CLOSING COVENANTS
The Parties agree as follows with respect to the period following the Closing.
Section 4.1 General. In case at any time after the Closing any further action is necessary or advisable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8 below). Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to either of the Companies.
Section 4.2 Litigation Support. In the event, and for so long as, any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving either of the Companies, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (provided that the foregoing shall not apply to actions or claims between the Parties or if the contesting or defending Party is entitled to indemnification therefor under Article 8 below).

Section 4.3 Confidentiality. For a period of three (3) years after the Closing Date, Seller will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in Seller’s possession. In the event that Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.3. The foregoing provisions shall: (a) not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Seller, and (b) not prohibit the use of the Confidential Information by Seller in the performance of its duties and obligations under the Management Services Agreement.
Section 4.4 Employment Agreement. Charles Eldridge will enter into an Executive Employment Agreement to act as Chief Executive Officer of the Companies in the form of Employment Agreement attached hereto as Exhibit C (the “Employment Agreement”).
Section 4.5 Staff Leasing Agreement. Buyer agrees to cause the Companies to enter into a Staff Leasing Agreement whereby Seller, through a Subsidiary, will lease to Buyer and the Companies the employees and other staff necessary to provide services at the critical access hospitals of the Companies, in the form of Staff Leasing Agreement attached hereto as Exhibit D (the “Staff Leasing Agreement”).
Section 4.6 Management Services Agreement. Buyer agrees to cause the Companies to enter into a Management Services Agreement whereby Seller, through Subsidiaries, will provide operational and management services to the Companies, in the form of Management Services Agreement attached hereto as Exhibit E (the “Management Services Agreement”).
Section 4.7 Tax Matters.
(a) Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared all Tax Returns with respect to the Companies relating to taxable periods ending on or before the Closing Date (“Pre-Closing Tax Periods”). All such Pre-Closing Tax Period Tax Returns shall be prepared in a manner consistent with prior practice (to the extent permitted by law) of the Companies. Seller shall file all Pre-Closing Tax Period Tax Returns on or before the due date, as extended by any proper extension.
(b) Straddle Tax Periods. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to the Companies for taxable periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Periods”). Buyer shall provide such Straddle Tax Period Tax Returns to Seller thirty (30) days before the due date thereof (in the case of income Tax Returns) and at least fifteen (15) days before the due date thereof (in the case of all other Tax Returns), and to the extent attributable to the portion of such Straddle Tax Period ending on the Closing Date, shall accept all reasonable comments of Seller.

(c) Cooperation and Exchange of Information. Buyer, each of the Companies and Seller will provide each other with such cooperation and information as any of them reasonably may request of another in filing any Tax Return, amended Tax Return or claim for refund, determining a Tax liability or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Each such party shall make himself or its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each such party will make available and retain all Tax Returns, schedules and work papers and all records or other documents relating to Tax matters of each of the Companies.
Section 4.8 Tax Allocations. The Purchase Price (as adjusted for the liabilities of the Companies) shall be allocated in accordance with the allocation methodology set forth in the allocation statement (the “Allocation Statement”) attached to this Agreement as Exhibit F, which has been prepared by the Parties in accordance with the Code. The Parties further agree to report this transaction for income tax purposes in accordance with the Allocation Statement and each Party agrees to act in accordance with such Allocation Statement in the course of any tax audit, tax review or tax litigation concerning such Party and relating thereto.
Section 4.9 Interim Cost Reports. Buyer and Seller agree to cooperate in good faith to prepare and file an interim cost report for each of the critical access hospitals of the Companies as soon as reasonably practical after the Closing Date. Seller shall prepare the first draft of such cost reports for review and approval by Buyer.
Section 4.10 Approval as Federally Qualified Health Centers. It is in best interest of the Parties for each of the critical access hospitals of the Companies to be designated as Federally Qualified Health Centers. The parties will work in good faith to secure such designation for both hospitals as soon as reasonably practical after the Closing. The Parties shall share equally the costs and expenses associated with obtaining such designations.
ARTICLE 5

CONDITIONS TO OBLIGATION TO CLOSE
Section 5.1 Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
(a) Seller shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date;
(b) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any action, suit or proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement;

(c) The Parties shall have received the authorizations, consents, Permits, and approvals of governments, governmental agencies and other Persons as may be required by Applicable Laws;
(d) The Companies shall have executed and delivered the Employment Agreement;
(e) Seller’s Subsidiary and the Companies shall have executed and delivered the Staff Leasing Agreement;
(f) Seller’s Subsidiaries and the Companies shall have executed and delivered the Management Services Agreement;
(g) The Seller shall have executed and delivered the letter agreement of release referenced in Section 2.2(d);
(h) Seller and its appropriate officers, directors, employees and agents shall deliver a written resignation from any board, manager or officer positions of the Companies effective as of the Closing Date;
(i) Seller shall deliver the original corporate records and minute books of the Companies; and
(j) Seller shall deliver share certificates representing Buyer’s ownership of all of the Shares, with share powers executed in blank attached thereto.
Buyer may waive any condition specified in this Section 5.1 if it executes a writing so stating at or prior to the Closing.
Section 5.2 Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:
(a) Buyer shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date, including, without limitation, Buyer’s obligation to deliver the Purchase Price pursuant to Section 2.2 of this Agreement;
(b) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any action, suit or proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement;

(c) The Parties and each of the Companies shall have received all other material authorizations, consents, and approvals of governments and governmental agencies as may be required by Applicable Laws;
(d) The Companies shall have executed and delivered the New Notes;
(e) The Companies shall deliver to Seller the originals of the Existing Notes marked “paid in full;”
(f) The Companies shall have executed and delivered the letter agreement of release referenced in Section 2.2(d);
(g) The Companies shall have executed and delivered the Staff Leasing Agreement; and
(h) The Companies shall have executed and delivered the Management Services Agreement.
Seller may waive any condition specified in this Section 5.2 if it executes a writing so stating at or prior to the Closing.
ARTICLE 6
TERMINATION
Section 6.1 Termination of Agreement. This Agreement may be terminated as provided below:
(a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;
(b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if the Closing shall not have occurred on or before July 31, 2011, by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and
(c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if the Closing shall not have occurred on or before July 31, 2011, by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).
Section 6.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 6.1 above, all rights and obligations of the Parties under this Agreement shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

ARTICLE 7
MISCELLANEOUS
Section 7.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its reasonable efforts to advise the other Parties prior to making the disclosure).
Section 7.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
Section 7.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
Section 7.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller.
Section 7.5 Counterparts. This Agreement may be executed in one (1) or more counterparts (including by means of facsimile or pdf), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
Section 7.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), electronic mail, or facsimile transmission; or (c) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
If to Seller or, prior to Closing, the Companies:
First Physicians Capital Group, Inc.
9663 Santa Monica Boulevard #959
Beverly Hills, California 90210
Attention: David Hirschhorn
Telecopy: (818) 337-7284
Copy to:
Duane Morris LLP
30 South 17th Street
Philadelphia PA 19103-4196
Attention: C. Mitchell Goldman, Esq.
Telecopy: (215) 689-2407
If to Buyer:
Copy to:
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
Section 7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Section 7.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
Section 7.11 Expenses. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
Section 7.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
Section 7.13 Incorporation of Exhibits and Disclosure Schedule. The Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Stock Purchase Agreement as of the date first above written.

BUYER: ONE CURA WELLNESS TRUST, INC.
By:
Name:
Title:

RHA ANADARKO: RHA ANADARKO, LLC,
By:
Name:
Title:

RHA STROUD: RHA STROUD, LLC,
By:
Name:
Title:

SELLER: RURAL HOSPITAL ACQUISITION LLC
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